Exhibit 99.1
Contact:  Katie Reinsmidt, Vice President- Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL CLOSES EXTENSION AND MODIFICATION OF FULL
$525 MILLION SECURED FACILITY

CHATTANOOGA, Tenn. (September 28, 2009) - CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it closed the extension and modification of its $525 million secured line of credit, maintaining 100% lending capacity.  The facility has been extended from February 2010 to February 2012, with an option to extend the maturity for one additional year to February 2013 (subject to continued compliance with the terms of the facility).   The Company is also currently in documentation stages for the closing of the previously announced extension and modification of the full amount of its $560 million unsecured facility, which will convert to a secured facility over the new term.  CBL anticipates closing the $560 million facility within 45 days.

Commenting on the closing, John N. Foy, Chief Financial Officer, said, “We are pleased to have maintained 100% capacity on both of our major lines of credit; a demonstration of the strength of our lending relationships and the confidence they have in our business.  We have enjoyed a long and mutually beneficial relationship with our bank group and look forward to continuing that partnership for years to come.”

The extension and modification agreement calls for amounts outstanding under the $525 million secured facility to bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR (at the Company’s option) plus 325 to 425 basis points, with LIBOR subject to a minimum of 1.50% for periods commencing on or after January 1, 2010.  Wells Fargo Bank NA is the administrative agent under this facility.

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 161 properties, including 89 regional malls/open-air centers. The properties are located in 27 states and total 86.8 million square feet including 2.7 million square feet of non-owned shopping centers managed for third parties. CBL currently has four projects under construction totaling 2.3 million square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; The Promenade in D’Iberville (Biloxi/Gulfport), MS; and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.